Exhibit 23.1

SADLER, GIBB & ASSOCIATES, L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS
Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Tiger Oil and Energy, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated April 14, 2011, with respect to the financial statements of Tiger Oil and Energy, Inc. in its registration statement on Form S-1 relating to the registration of 28,539,699 shares of common stock.  We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC
Salt Lake City, UT
September 22, 2011